Exhibit 5.1

April 9, 2021

NexGel, Inc.

2150 Cabot Blvd West

Suite B

Langhorne, PA 19047

Re:

NexGel, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to NexGel, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration of 26,000,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), comprised of up to 15,000,000 shares of Common Stock (the “Note Shares”) issuable upon the conversion of a convertible senior secured promissory note (the “Note”) and up to 11,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”), pursuant to a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 9, 2021.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware as currently in effect.

In rendering the opinions expressed herein, we have examined and relied upon the originals, or photostatic or certified copies to our satisfaction, of (i) the Registration Statement, including the prospectus, and all exhibits thereto; (ii) the Company’s Certificate of Incorporation and any amendments to date; (iii) the Company’s Bylaws and any amendments to date; (iv) the minutes and records of the corporate proceedings of the Company with respect to the authorization of the issuance of the Note Shares and the Warrant Shares covered by the Registration Statement and related matters thereto; (v) the Note and the Warrants; (vi) a specimen of the Company’s Common Stock certificate; and (vii) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

The Note Shares have been duly authorized for issuance by all necessary corporate action of the Company and, when issued in accordance with the terms and conditions of the Note, the Note Shares will be validly issued, fully paid and non-assessable.

The Warrant Shares have been duly authorized for issuance by all necessary corporate action of the Company and, when issued and paid for in accordance with the terms and conditions of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Quick Law Group P.C.

Quick Law Group P.C.